SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 22, 2002
(Date of earliest event reported)

O.A.K. FINANCIAL CORPORATION
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22461 (Commission File Number)	38-2817345 (IRS Employer Identification no.)

2445 84th Street, S.W. Byron Center, MI (Address of principal executive office)		49315 (Zip Code)

Registrant's telephone number, including area code: (616) 878-1591

Item 9.        Regulation FD Disclosure.

        On November 22, 2002, O.A.K. Financial Corporation issued a news release with respect to its declaration of a dividend of $.24 per share, payable to shareholders of record as of November 21, 2002 with a payable date of December 2, 2002. A copy of the news release is attached as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 22, 2002	O.A.K. FINANCIAL CORPORATION (Registrant)
	By	/s/ James A. Luyk James A. Luyk Chief Financial Officer

EXHIBIT INDEX

Exhibit 99.1	Press Release Dated November 22, 2002.

EXHIBIT 99.1

November 22, 2002

FOR IMMEDIATE RELEASE

O.A.K. Financial Corporation Declares Dividend

Byron Center, Michigan – O.A.K. Financial Corporation (OKFC), the holding company for Byron Center State Bank, has declared a dividend of $.24 per share, payable to shareholders of record as of November 21, 2002 with a payable date of December 2, 2002. The Board of Directors declared the dividend at their board meeting on Thursday, November 21, 2002.

After reviewing peer group dividend payout practices, the Board of Directors of O.A.K. Financial Corporation adjusted the payout ratio to be more closely aligned with other financial institutions. This resulted in the reduction of the bi-annual dividend from $.48 per share to the announced $.24 per share payout. Additionally, the dividend reduction increases the level of the company’s retained earnings and better positions O.A.K. Financial Corporation to realize additional short and long-term opportunities. The bank’s capital ratio exceeds the regulatory requirements for being ” well capitalized” with a ratio of 9.72%.

“We are pleased to announce this dividend payout to our shareholders of record,” said Patrick K. Gill, president and CEO of O.A.K. Financial Corporation and Byron Center State Bank. “This dividend represents a continuation of our commitment to reward shareholders,” Gill stated. “Our future is very bright and we are positioning the organization to realize our full potential.”

O.A.K.     Financial Corporation, with 230 employees and $534 million in assets, was founded in 1921. O.A.K. Financial Corporation owns Byron Center State Bank, which operates 11 branches in West Michigan, O.A.K. Financial Services, a full service provider of investment and retirement products, and the Dornbush Insurance Agency, a provider of personal and commercial lines of insurance.

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For more information contact:
Jim Luyk, Executive V.P. and Chief Financial Officer at (616) 662-3124.